Exhibit 10.1
Retirement Agreement
This Agreement entered into as of the 18th day of August, 2014.
Between:
GRAN TIERRA ENERGY CANADA ULC., a company carrying on business in the Province of Alberta
(the "Company")
- and -
GRAN TIERRA ENERGY INC., a Nevada company, the ultimate parent entity of the Company
(the "Parent")
- and -
SHANE P. O’LEARY, an individual residing in the Province of Alberta
(the "Executive")
WHEREAS:

A.	The Executive has been employed pursuant to the Prior Agreement and acted as Chief Operating Officer of the Parent;

B.	The Executive has stated his intention to cease to act as Chief Operating Officer of the Parent and, subsequently, to cease to be an employee as set forth herein; and

C.	The Executive and the Company wish to set forth their entire understanding and agreement with respect to the subject matter herein.
IN CONSIDERATION of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:

1.	Definitions
In addition to the terms defined within this Agreement:
"Agreement" means this Retirement Agreement;
"Applicable Laws" means, in relation to this Agreement, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such person is bound or having application to this Agreement;
"Consulting Term” means a period starting on the Effective Date and continuing until December 31, 2014, and such additional period, not to exceed an additional three months, as may be agreed between the Executive and the Company;
"Continuous Service” has the meaning ascribed to such term in the Plan;
"Dollars” or "$” means Canadian dollars, the lawful currency of Canada;
"Effective Date" means 12:00 midnight on September 30, 2014;
"Plan” means the 2007 Equity Incentive Plan of the Parent; and
"Prior Agreement" means that certain Executive Employment Agreement among the Executive, the Company (as assignee of Gran Tierra Energy Inc., an Alberta corporation) and the Parent dated January 26, 2009, and all amendments thereto.

2.	Retirement of the Executive
Effective as of August 31, 2014, the Executive will cease to hold the position of Chief Operating Officer of the Parent. During the period from August 31, 2014, until the Effective Date the Executive shall continue to be an employee and shall act as an advisor to the Chief Operating Officer of the Parent and perform such duties as may be reasonably assigned by the President and Chief Executive Officer. As of the Effective Date, the Executive will retire and the Executive’s employment pursuant to the Prior Agreement will terminate. It is acknowledged that such termination of employment is a voluntary resignation by the Executive pursuant to Section 9.1(a) of the Prior Agreement and the only compensation or benefits whatsoever the Executive is entitled to with respect to such termination are those set out in Sections 3 and 4 of this Agreement.

3.	Provision of Consulting Services by the Executive
During the Consulting Term, the Executive will be engaged as a consultant to the Company pursuant to a consulting agreement in the Company’s standard form (which shall include the requirement to comply with the Parent’s corporate policies) and shall provide services to the Company on an as requested basis at a rate of $225.00 for each hour that the Executive provides such services. As provided pursuant to the terms of the Plan, the Executive’s transition as at the Effective Date from an employee under the Prior Agreement to a consultant under the said consulting agreement shall not terminate the Executive’s Continuous Service.

4.	Payments and Benefits to be received by the Executive

(a)	On December 31, 2014, the following awards previously granted to Executive pursuant to the Plan (which would have vested in the two years following that date) shall vest:

Nature of Award	Grant Date	Number of Units	Strike Price
Stock Option	29-Feb-12	91,667	USD$5.83
Stock Option	08-May-13	100,000	USD$6.28
Stock Option	28-Feb-14	143,333	USD$7.09
Restricted Stock Unit	02-May-13	33,334	n/a
Restricted Stock Unit	06-Feb-14	53,333	n/a

All vested stock options held by the Executive at the termination of his Continuous Service shall expire three months after such termination in accordance with the terms of the Plan. The Restricted Stock Units that vest on December 31, 2014 shall be settled in accordance with the Plan on or before January 9, 2015.

(b)
The Executive shall receive a bonus payment for his service during 2014 equivalent to 100% of his target bonus amount, pro-rated to the Effective Date, in the amount of $237,600.00. Such bonus will be paid to the Executive on or before October 15, 2015.

5.	Final Release
The obligations of the Company and the Parent pursuant to Sections 3 and 4 of this Agreement are conditional on the Executive executing a release in a form substantially similar to the form attached to this Agreement as Schedule “A”.

6.	Enforceability
If any covenant or provision of this Agreement is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

7.	Applicable Law
This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta. The parties hereby attorn to the exclusive jurisdiction of the courts of the Province of Alberta in order to settle any disputes arising from or relating to this Agreement.

8.	Waiver
No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of those rights, powers or privileges, nor will any waiver in one instance be deemed to be a continuing waiver in any other instance.

9.	Notice
Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent via courier, if to the Executive at:
Shane P. O’Leary
4007 – 5th Street S.W.
Calgary, Alberta
T2S 2C9

and if to the Company at:
300, 625 11th Avenue S.W.
Calgary AB, T2R 0E1
ATTN: President and Chief Executive Officer

Either party may change their address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

10.	Entire Agreement
This Agreement constitutes the entire agreement between the parties with respect to the subject matter addressed herein, and, with respect to the subject matter of this Agreement, supersedes and replaces any and all prior agreements, including the Prior Agreement, and any and all prior undertakings, representations or negotiations. The parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in entering into this Agreement. For certainty, it is acknowledged that Articles 10 and 11 of the Prior Agreement continue in full force and effect in accordance with the terms of the Prior Agreement. For certainty, it is acknowledged that notwithstanding Article 10.2 of the Prior Agreement, the Executive and the Executive’s heirs, executors, administrators and other legal representatives, will be entitled to the benefit of directors’ and officers’ liability insurance that is, at all times, at least equal to any directors’ and officers’ liability insurance coverage that the Parent or any of its direct or indirect subsidiaries purchases and maintains for the benefit of former directors and officers who ceased to be a director or officer on or before the date of the termination of the Executive’s employment.

11.	Amendment
No provision of this Agreement may be modified or waived unless the Executive and the Company agree to such modification or waiver in writing.

12.	Execution
This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.	Withholdings
All amounts payable by the Company under this Agreement are subject to any and all withholdings by the Company as required by Applicable Law. The Company shall remit all withholdings required by Applicable Law in accordance with its regular payroll practices. In any event, the Executive shall be responsible for payment of any and all taxes in respect of any payments or benefits provided in this Agreement.

14.	Enurement
This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, permitted successors and permitted assigns.

15.	Independent Legal Advice
The parties to this Agreement each acknowledge that they have not relied upon the other party to this Agreement for advice, whether legal or otherwise, in connection with this Agreement and the parties further acknowledge that they have each been advised and provided with a sufficient opportunity to seek independent legal advice with respect to the same.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had the opportunity to obtain independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

GRAN TIERRA ENERGY CANADA ULC. Per: /s/ Dana Coffield Name: Dana Coffield Title: President and Chief Executive Officer	GRAN TIERRA ENERGY INC. Per: /s/ Dana Coffield Name: Dana Coffield Title: President and Chief Executive Officer
/s/ C. Cuthiell	/s/ Shane O’Leary
Witness (Signature)	SHANE P. O’LEARY
“Cathy Cuthiell”
Witness (Print Name)

Schedule "A"
FINAL RELEASE
I, SHANE P. O’LEARY, of the City of Calgary, in the Province of Alberta, in consideration of the mutual covenants and agreements set forth in the Retirement Agreement, dated as of the 18th day of August, 2014, among me, GRAN TIERRA ENERGY CANADA ULC. (the "Company") and GRAN TIERRA ENERGY INC. (the "Parent"), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do for myself, my heirs, executors, administrators and assigns, hereby remise, release and forever discharge the Company, its affiliated entities (the "Affiliates"), including but not limited to the Parent, and each of their former, present and future affiliates, officers, directors, trustees, employees, agents, representatives and assigns (collectively, the "Releasees") from any and all actions, causes of action, suits, claims, demands, covenants, obligations, contracts, liabilities, debts, duties, costs and damages, whether absolute or contingent and of any nature whatsoever which I may now have or hereafter can, shall or may have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection to my relationship with the Releasees, my status as an employee of the Company, or the cessation of my employment with the Company, including but not limited to any claims related to any entitlement I may have or may have had to any payment or claim either at common law or under that certain Executive Employment Agreement among me, the Company (as assignee of Gran Tierra Energy Inc., an Alberta corporation) and the Parent dated January 26, 2009, and all amendments thereto, the Employment Standards Code (Alberta), the Alberta Human Rights Act, the Personal Information Protection Act (Alberta), or any other applicable legislation governing or related to my employment with the Company; provided, however, that the Parent’s obligation to indemnify me and hold me harmless from claims pursuant to that certain Indemnity Agreement between me and the Parent dated March 2, 2009, is not released by this Final Release.
AND FOR THE SAID CONSIDERATION I represent and warrant that I have not assigned to any person, firm, or corporation any of the actions, causes of action, claims, suits, executions or demands which I release by this Final Release, or with respect to which I agree not to make any claim or take any proceeding herein.
IT IS FURTHER ACKNOWLEDGED that I am in receipt of all wages, overtime pay, vacation pay and general holiday pay and I further reconfirm that there are no entitlements, overtime pay or wages due and owing to myself by the Releasees. I confirm and agree that I have not received any employment insurance benefits from Human Resources and Skills Development Canada or the Government of Canada in any capacity, and I further confirm that there are no amounts owed or outstanding by myself or the Releasees for employment insurance benefits. I hereby agree to indemnify and hold harmless the Releasees for any amounts owing for employment insurance. I further agree to indemnify and save harmless the Releasees and shall be liable to the Releasees for any claims in regards to the non-deduction or insufficient deduction of taxes or employment insurance monies relating to the settlement agreed to herein, including any legal costs, interest or penalties as may be assessed or alleged against the Releasees.

IT IS HEREBY AGREED that the invalidity and unenforceability of any provision of this Final Release shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.
I HEREBY DECLARE that I have read all of this Final Release, fully understand the terms of this Final Release and voluntarily accept the consideration stated herein as consideration for the purpose of making a full and final settlement with the Releasees. I acknowledge and confirm that I have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms of this Final Release. I understand and agree that the terms of this Final Release contain the entire agreement between myself and the Releasees pertaining to the subject matter hereof. I further understand that any dispute relating to this Final Release will be governed by the laws of the Province of Alberta and I submit to the jurisdiction of the courts of that province.
IN WITNESS WHEREOF, I have set my hand and seal this ____ day of _________, 2014.

SHANE P. O’LEARY

WITNESS (Signature)

WITNESS (Print Name)